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                                                                    EXHIBIT 99.1


                                               FOR: SKILLSOFT PLC

                                                    COMPANY CONTACT:

                                                    Tom McDonald
                                                    Chief Financial Officer
                                                    (603) 324-3000, x4232

FOR IMMEDIATE RELEASE
---------------------

                                                    INVESTOR CONTACTS:

                                                    Michael Polyviou/Kirin Smith
                                                    FD Morgen-Walke
                                                    (212) 850-5600

      SKILLSOFT REPORTS FISCAL FIRST QUARTER RESULTS; BETTER-THAN-EXPECTED
                            REVENUE OF $43.6 MILLION

            --Anticipated Net Loss Reflects Merger-Related Expenses--
                       --Reiterates Fiscal 2004 Guidance--

NASHUA, NH, JUNE 16, 2003 - SkillSoft PLC (NASDAQ: SKIL), a leading global provider of comprehensive, multi-modal e-Learning content and software products for business and information technology (IT) professionals, today announced financial results for its quarter ended April 30, 2003, the first quarter of fiscal 2004.

SkillSoft reported total revenue of $43.6 million for the quarter ended April 30, 2003, which represented a modest increase compared to $42.9 million for the fiscal 2003 fourth quarter. The company reported total revenue of $13.8 million in the quarter ended April 30, 2002. Gross margin was 87% for its fiscal 2004 first quarter compared to 88% for the fiscal 2003 fourth quarter. The decrease, compared to the fiscal 2003 first quarter gross margin of 94%, is due primarily to the fact that the prior year figure represents the pre-merger SkillSoft Corporation gross margin without the impact of royalty-bearing product lines added as a result of the SmartForce merger.

SkillSoft's net loss was $12.6 million, or $0.13 per diluted share for the quarter ended April 30, 2003. This net loss includes a restructuring charge of $1.2 million or $0.01 per diluted share, costs in connection with the pending restatement of the historical SmartForce financial statements of $5.4 million or $0.05 per diluted share, and a charge of $2.2 million or $0.02 per diluted share for the settlement of its IP Learn litigation. For the comparable year ago period, the company had a net profit of $282,000, or $0.02 per basic and diluted share

"Our better-than-anticipated first quarter results clearly demonstrate the success of our strategy - to attract and retain customers by providing the most comprehensive e-Learning offering in the market," commented Chuck Moran, President and Chief Executive Officer. "A cornerstone of our success has always been customer satisfaction, which we believe leads to higher renewal rates. We continue to make progress toward our goal of improving our renewal rates in fiscal 2004 over our fiscal 2003 reported level of 55%. Furthermore, our sales force - enabled with

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an offering no other company can match - is energized as their hard work and commitment is beginning to show in new customer wins."

SkillSoft achieved its net days sales outstanding (DSO) targeted range in the quarter, maintaining a strong cash position of $122 million as of April 30, 2003 compared to $125 million as of January 31, 2003. On a net basis, which considers only receivable balances for which revenue has been recorded, DSOs decreased to 14 days in the fiscal 2004 first quarter as compared to 39 days in the year ago quarter and 33 days in the fourth quarter of fiscal 2003. On a gross basis, which considers all items billed as receivables, DSOs were 99 days in the first quarter of fiscal 2004 compared to 99 days in the year ago comparable quarter and 141 days in the fourth quarter of fiscal 2003. The company is below its net DSO historical target range (45 to 60 days) and expects that DSOs are likely to return to that range in the future based on historical collection patterns.

In order to adequately assess the company's collection efforts, taking into account the seasonality of the company's business, DSO analysis must compare current period results to the results of the prior year comparable period. Given the quarterly seasonality of bookings, the deferral from revenue of subscription billings may increase or decrease the DSO on subsequent quarterly comparisons.

OUTLOOK

For the fiscal year ending January 31, 2004, SkillSoft is currently anticipating revenue to be at the higher end of its previously disclosed range of between $185.0 and $190.0 million. Quarterly revenue distribution for the remainder of fiscal 2004, Q2 to Q4, is targeted at 24%, 25%, 28% of the annual range, respectively.

The company continues to anticipate that its net loss for fiscal 2004 will be between to $0.22 and $0.23 per basic and diluted share. The net loss includes the settlement of the IP Learn litigation, which is reflected in General and Administrative expenses. The company's outlook excludes the potential negative impact of the resolution of any other litigation matters, as well as the potential impact of any future acquisitions, including potential non-recurring acquisition related-related expenses and the amortization of any purchased intangibles and deferred compensation charges resulting from an acquisition transaction.

CONFERENCE CALL

SkillSoft will be hosting a conference call to discuss its first quarter earnings on Tuesday, June 17 at 10:00 AM EDT. To participate in the conference call, local and international callers can dial 952-556-2870. The live conference call will be available via the Internet by accessing the SkillSoft Web site at www.skillsoft.com. Please go to the Web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay will be available approximately one hour after the call, until 11:59 p.m. EDT on June 24, 2003. The replay number is 703-925-2474, passcode: 176465. A web cast replay will also be available on the Company's web site at www.skillsoft.com.

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ABOUT SKILLSOFT

SkillSoft is a leading global provider of comprehensive, multi-modal e-Learning content and software products for business and information technology (IT) professionals. Multi-modal learning (MML) solutions offer powerful tools to support and enhance the speed and effectiveness of both formal and informal learning processes. MML solutions integrate SkillSoft's in-depth courseware, learning management platform technology and support services to meet customers' learning needs.

SkillSoft focuses on a variety of IT, professional effectiveness and business topics that SkillSoft believes represent the critical skills required of employees in increasingly dynamic and complex work environments. SkillSoft partners with some of the world's technology leaders to co-develop sound, standardized content that delivers a rich, comprehensive learning and performance support experiences.

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                         SKILLSOFT PLC AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)

                                                         -------------------------------
                                                               THREE MONTHS ENDED
                                                                    APRIL, 30
                                                             2003                2002
                                                         ------------        -----------
Revenues                                                 $     43,613        $    13,805
Cost of Revenues                                                5,497                837
                                                         ------------        -----------
   Gross margin                                                38,116             12,968

Operating expenses:
   Research and development                                    12,782              3,439
   Selling and marketing                                       23,347              7,404
   General and administrative                                   8,934              1,825
   Amortization of stock-based compensation                       490                351
   Amortization of intangible assets                            2,406                 81
   Restructuring and other non-recurring items                  6,552                 --
                                                         ------------        -----------

Total operating expenses                                       54,511             13,100

Other income (expense), net                                         4
Interest income, net                                              363                414
Gain on sale of investments, net                                3,682
                                                         ------------        -----------
   Loss before provision for income taxes                     (12,346)               282

Provision for income taxes                                        229                 --
                                                         ------------        -----------

Net income/(loss)                                        $    (12,575)       $       282
                                                         ============        ===========

Net income/(loss) per share, basic                       $      (0.13)       $      0.01
                                                         ============        ===========

Basic weighted average common shares outstanding           99,599,477         41,114,243
                                                         ============        ===========

Net income/(loss) per share, diluted                     $      (0.13)       $      0.01
                                                         ============        ===========

Diluted weighted average common shares outstanding         99,599,477         43,211,456
                                                         ============        ===========

Pro Forma Net loss per share Reconciliation
   Net loss                                              $    (12,575)
   Less:
   Restructuring and other non-recurring items
      Restructuring Expense                                     1,193
      Restatement Expense                                       5,359
                                                         ------------
   Net loss                                              $     (6,023)
                                                         ============

   Net loss per share, basic                             $      (0.06)
                                                         ============

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                                  SKILLSOFT PLC
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)

                                                           APRIL 30, 2003  JANUARY 31, 2003
                                                           --------------  ----------------
ASSETS

CURRENT ASSETS:
   Cash, cash equivalents and short term investments       $   121,908       $   125,031
   Accounts receivable, net                                     48,471            66,892
   Prepaid expenses and other current assets                    18,547            19,401
                                                           -----------       -----------

Total current assets                                       $   188,926       $   211,324

   Property and equipment, net                                   9,861            11,964
   Goodwill                                                    116,881           119,427
   Acquired intangible assets, net                              31,884            34,290
   Long term investments                                           126               633
   Other assets                                                    551               499
                                                           -----------       -----------

Total assets                                               $   348,229       $   378,137
                                                           ===========       ===========

LIABILITIES AND STOCKHOLDERS' EQUITY(DEFICIT)

CURRENT LIABILITIES:

   Accounts payable                                        $    10,675       $    10,672
   Accrued expenses                                             47,543            59,821
   Deferred revenue                                            105,714           109,009
                                                           -----------       -----------

   Total current liabilities                                   163,932           179,502

   Total long term liabilities                                   7,139             7,548

   Total stockholder's equity                                  177,158           191,087
                                                           -----------       -----------

   Total liabilities and shareholders' equity (deficit)    $   348,229       $   378,137
                                                           ===========       ===========